ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                             NEW DYNAMIC MEDIA, INC.
                             -----------------------

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

Article I.     The name under which the Corporation was formed is:
                             NEW DYNAMIC MEDIA, INC.
                             -----------------------

Article II. The Articles of Incorporation of the Corporation were filed on October 19, 2001 by the Secretary of the State of Florida.

Article III. Article 1 - NAME is hereby deleted in its entirety and replaced with the following:

     Article 1.     The name of this corporation is:
                          NEW DYNAMIC MARKETING, INC.
                          ---------------------------


Article IV. The first Amendment to the Articles of Incorporation shall take effect immediately on its adoption by the undersigned, being the sole stockholder and director of the corporation.

Article V. The decision to change the name of the corporation was approved by the Board of Directors.

IN WITNESS WHEREOF, the undersigned under the penalties of perjury has executed this Amendment to the Articles of Incorporation this 1stday of October, 2003.



                              /s/ Garland E. Harris
                              ---------------------
                              Garland E. Harris, President, Majority
Stockholder, and                                   Director

                           NEW DYNAMIC MARKETING, INC.
                              C/O GARLAND E. HARRIS
                             211 EAST PROSPECT ROAD
                          OAKLAND PARK, FLORIDA  33334



October 1, 2003


Secretary of State
Division of Corporations
P.O. Box 6327
Tallahassee, FL.  32314

Re:     NEW DYNAMIC MARKETING, INC.
        ---------------------------

To Whom It May Concern:

Enclosed please find the original and a copy of the Articles of Amendment, as referred above, together with a check for $43.75.
                                          ------

This represents the cost of the Filing Fees for the Amendment ($35), and fee for a certified copy of our Amendment ($8.75).

Please stamp the extra copy and return (in the enclosed self- addressed, stamped envelope) at your earliest convenience.


Sincerely,


Garland E. Harris

Enclosures




                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                           NEW DYNAMIC MARKETING, INC.
                           ---------------------------


     Pursuant to the provisions of Florida Statutes 607.1006, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

Article I     The present name of the corporation is New Dynamic Marketing, Inc.

Article II Article IV of the corporation entitled "Capital Stock" is being amended by adding the text attached as Exhibit A hereto after the first paragraph and before the second paragraph of Article IV.

Article III These Articles of Amendment to Articles of Incorporation were adopted on October 1, 2003.

Article IV The amendment was approved by the shareholders. The number of votes cast for the amendment was sufficient for approval.


     Signed this 1st day of October, 2003.


     Signature: /s/ Garland E. Harris
                ---------------------
                Garland E. Harris
                President, Majority Stockholder
                and Director


                                    EXHIBIT A
                                    ---------


     The Corporation hereby creates a new series out of its Class A Preferred Stock consisting of 1,000,000 shares of "Class A Convertible Preferred Stock" having the preferences, limitations and relative rights set forth below:

(1)Designation and Rank.  The series of Class A Convertible Preferred Stock
   ---------------------
shall be designated the "Class A Convertible Preferred Stock" ("Class A Convertible Preferred") and shall consist of 1,000,000 shares. The Class A Convertible Preferred and any other series of Preferred Stock authorized by the Board of Directors of this Corporation are hereinafter referred to as "Preferred Stock" or "Preferred." The Class A Convertible Preferred shall be senior to the common stock and all other shares of Preferred Stock that may be later authorized.

(2)Right to Cumulative Dividend. The holders of the Class A Convertible
   -----------------------------
Preferred shall be entitled to receive a cumulative dividend of $1.00 per share per year for each share of Class A Convertible Preferred, which dividend shall cumulate if not declared and fully paid by the directors prior to the end of each year, and shall be paid in full before any dividends or other distributions shall be made when, as, and if declared by the directors of the Corporation on the Common Stock.

(3)Conversion into Common Stock.
   -----------------------------

(a) Right to Convert. Each share of Class A Convertible Preferred shall be convertible, at the option of the holder thereof, at any time after one year from the date of issuance (the "Conversion Date") into twenty (20) shares of fully paid and non-assessable shares of Common Stock (the "Conversion Ratio").

(b) Mechanics of Conversion. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Class A Convertible Preferred to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Class A Convertible Preferred a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Convertible Preferred to be converted.

(c)Adjustments to Conversion Ratio.

                                       -2-


(1)Merger or Reorganization. In case of any consolidation or merger of the Corporation as a result of which holders of Common Stock become entitled to receive other stock or securities or property, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Class A Convertible Preferred at least thirty (30) days prior to the consummation of such event a notice thereof, and each such holder shall have the option to either (i) convert such holder's shares of Class A Convertible Preferred into shares of Common Stock pursuant to this Section 3 and thereafter receive the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Class A Convertible Preferred would have been entitled upon such consolidation, merger or conveyance, or (ii) exercise such holder's rights pursuant to Section 4(a). Unless otherwise set forth by the Board of Directors, the Conversion Ratio shall not be affected by a stock dividend or subdivision (stock split) on the Common Stock of the Corporation, or a stock combination (reverse stock split) or stock consolidation by reclassification of the Common Stock. However, once the Class A Convertible Preferred has been converted to Common Stock, it shall be subject to all corporate actions that affect or modify the common stock.

(d) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Class A Convertible Preferred against impairment.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Class A Convertible Preferred pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Convertible Preferred a certificate setting forth such adjustment or readjustment and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class A Convertible Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio for the Class A Convertible Preferred at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Class A Convertible Preferred.

(f) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to
                                       -3-


receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarter) or other distribution, the Corporation shall mail to each holder of Class A Convertible Preferred at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(g) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Class A Convertible Preferred.

(4)Liquidation Preference.  (a) In the event of any liquidation, dissolution or
   -----------------------
winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

(1) The holders of the Class A Convertible Preferred shall be entitled to receive, prior to the holders of the other series of Preferred Stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to $1.00 per share with respect to each share of Class A Convertible Preferred, plus all cumulative but unpaid dividends with respect to such share.

(2) If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of the Class A Convertible Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Class A Convertible Preferred ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(3) After payment of the full amounts to the holders of Class A Convertible Preferred as set forth above in paragraph (1), any remaining assets of the Corporation shall be distributed pro rata to the holders of the Preferred Stock and Common Stock (in the case of the Preferred Stock, on an "as converted" basis into Common Stock).

(b) For purposes of this Section 4, and unless a majority of the holders of the Class A Convertible Preferred affirmatively vote or agree by written consent to the contrary, a Liquidation shall be deemed to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) and (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.
                                       -4-


(c) If any of the assets of the Corporation are to be distributed other than in cash under this Section 4, then the board of directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation.

(5)Voting Rights.  Except as otherwise required by law, the holders of Class A
   --------------
Convertible Preferred and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of each series of Preferred Stock shall have one vote for each full share of Common Stock into which a share of such series would be convertible on the record date for the vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited; and (ii) the holders of Common Stock shall have one vote per share of Common Stock held as of such date.

(6)Covenants.  (a) In addition to any other rights provided by law, the
   ----------
Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Class A Convertible Preferred, do any of the following:

(1) Take any action which would either alter, change or affect the rights, preferences, privileges or restrictions of the Class A Convertible Preferred or increase the number of shares of such series authorized hereby or designate any other series of Preferred Stock;

(2) increase the size of any equity incentive plan(s) or arrangements;

(3) make fundamental changes to the business of the Corporation;

(4) make any changes to the terms of the Class A Convertible Preferred or to the Corporation's Articles of Incorporation or Bylaws, including by designation of any stock;

(5) create any new class of shares having preferences over or being on a parity with the Class A Convertible Preferred as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Class A Convertible Preferred then outstanding;

(6) accrue any indebtedness in excess of $1,000,000;

(7) make any change in the size or number of authorized directors;

(8) repurchase any of the Corporation's Common Stock;

(9) sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or
                                       -5-


pledge of, or sell and leaseback, all or substantially all of the property or business of the Corporation or more than 50% of the stock of the Corporation;

(10) make any payment of dividends or other distributions or any redemption or repurchase of common stock or options or warrants to purchase common stock of the Corporation which would frustrate the right of the Class A Convertible Preferred to its cumulative dividend; or

(11) make any sale of additional Class A Preferred Stock.

(7)Reissuance.  No share or shares of Class A Convertible Preferred acquired by
   -----------
the Corporation by reason of conversion or otherwise shall be reissued as Class A Convertible Preferred, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Class A Preferred Stock of the Corporation.

(8)Directors.  The holders of Class A Convertible Preferred and Common Stock
   ----------
voting together as a class shall be entitled to elect the directors comprising the Board of Directors (and to fill any vacancies with respect thereto).


                                     ******